Exhibit 17.1

Guarantor Structure for Outstanding US Bonds:

$500 million of 3.625% bonds due September 2022 issued by WPP Finance 2010 with a parent guarantee from WPP plc and subsidiary guarantees from WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 limited, WPP 2012 Limited and WPP Jubilee Limited

$93 million ($28 million was repaid in 2018 and $179 million was repaid in 2019 from the $300 million initially issued) of 5.125% bonds due September 2042 issued by WPP Finance 2010 with a parent guarantee from WPP plc and subsidiary guarantees from WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 limited, WPP 2012 Limited and WPP Jubilee Limited

$812 million of 4.75% bonds due November 2021 (repaid in full on December 27, 2019) issued by WPP Finance 2010 with a parent guarantee from WPP plc and subsidiary guarantees from WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 limited, WPP 2012 Limited and WPP Jubilee Limited

$750 million of 3.750% bonds due September 2024 issued by WPP Finance 2010 with a parent guarantee from WPP plc and subsidiary guarantees from WPP Jubilee Limited and WPP 2005 Ltd

$220 million ($50 million was repaid in 2018 and $230 million was repaid in 2019 from the $500 million initially issued) of 5.625% bonds due November 2043 issued by WPP Finance 2010 with a parent guarantee from WPP plc and subsidiary guarantees from WPP Jubilee Limited and WPP 2005 Ltd